                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE


                           RAMSAY YOUTH SERVICES, INC.
                        ANNOUNCES SECOND QUARTER RESULTS

CORAL GABLES, FLORIDA, JULY 31, 2002 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the second quarter ended June 30, 2002. The Company reported total revenues of $36,709,000 for the quarter, as compared to total revenues of $33,840,000 for the same period of the prior year. Reported net income for the second quarter of $9,262,000, or $0.81 per fully diluted share, was positively impacted by the reversal of a deferred tax asset valuation allowance which increased net income by $7.4 million, or $0.65 per fully diluted share. Excluding this non-recurring item, net income for the quarter totalled $1,862,000, or $0.16 per fully diluted share, as compared to net income of $796,000, or $0.08 per fully diluted share in the same quarter of the prior year.

For the six months ended June 30, 2002, the Company reported total revenues of $72,540,000 as compared to total revenues of $65,629,000 for the same period in the prior year. Reported net income for the six month period of $10,831,000, or $0.95 per fully diluted share includes the aforementioned non-recurring item which increased results by $7.4 million or $0.65 per fully diluted share. Excluding the non-recurring item, net income for the six month period ended June 30, 2002 increased by 191% to $3,431,000, or $0.30 per fully diluted share, as compared to net income of $1,180,000, or $0.13 per fully diluted share in the same period of the prior year.

Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. commented, "We are extremely pleased with the Company's strong performance in the second quarter and mid year mark. Our success is indicative of the growing demand for the Company's quality behavioral healthcare programs and services, and our continued efforts in expanding the specialized services offered in our treatment facilities."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral healthcare programs and services in residential and non-residential settings in ten states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's form 10K for the year ended December 31, 2001.

                                  Tables Follow
                                       ###

Contact: Isa Diaz
         Vice President Corporate Relations
         (305) 569-4626

                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS

                                                                                    QUARTER ENDED JUNE 30,
                                                          ------------------------------------------------------------------------
                                                                         2002                                      2001
                                                          ----------------------------------            --------------------------
Revenues                                                  $36,709,000                  100.0%           $33,840,000          100.0%

Operating expenses:
   Salaries, wages and benefits                            22,839,000                   62.2%            20,736,000           61.3%
   Other operating expenses                                 9,853,000                   26.8%             9,638,000           28.5%
   Provision for doubtful accounts                            718,000                    2.0%             1,087,000            3.2%
   Depreciation and amortization                              624,000                    1.7%               592,000            1.7%
                                                          -----------                  -----            -----------          -----
Total operating expenses                                   34,034,000                   92.7%            32,053,000           94.7%
                                                          -----------                  -----            -----------          -----

Income from operations                                      2,675,000                    7.3%             1,787,000            5.3%

Non-operating expenses:
   Interest and other financing charges, net                  605,000                    1.7%               866,000            2.6%
                                                          -----------                  -----            -----------          -----
      Total non-operating expenses, net                       605,000                    1.7%               866,000            2.6%

Income before income taxes                                  2,070,000                    5.6%               921,000            2.7%

(Benefit) provision for income taxes                       (7,192,000)                 (19.6%)              125,000            0.3%
                                                          -----------                  -----            -----------          -----

 Net income                                               $ 9,262,000                   25.2%           $   796,000            2.4%
                                                          ===========                  =====            ===========          =====

Income per common share:
   Basic                                                  $      1.00                                   $      0.09
                                                          ===========                                   ===========
   Diluted                                                $      0.81                                   $      0.08
                                                          ===========                                   ===========

Weighted average number of common shares outstanding:
   Basic                                                    9,272,000                                     8,944,000
                                                          ===========                                   ===========
   Diluted                                                 11,411,000                                    10,037,000
                                                          ===========                                   ===========

                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS

                                                                               SIX MONTHS ENDED JUNE 30,
                                                          ----------------------------------------------------------------
                                                                     2002                                  2001
                                                          --------------------------            --------------------------
Revenues                                                  $72,540,000          100.0%           $65,629,000          100.0%

Operating expenses:
   Salaries, wages and benefits                            45,035,000           62.1%            40,563,000           61.8%
   Other operating expenses                                19,545,000           26.9%            18,630,000           28.4%
   Provision for doubtful accounts                          1,438,000            2.0%             1,919,000            2.9%
   Depreciation and amortization                            1,249,000            1.7%             1,185,000            1.8%
   Asset impairment charges                                   125,000            0.2%                    --            0.0%
                                                          -----------          -----            -----------          -----
Total operating expenses                                   67,392,000           92.9%            62,297,000           94.9%
                                                          -----------          -----            -----------          -----

Income from operations                                      5,148,000            7.1%             3,332,000            5.1%

Non-operating expenses:
   Interest and other financing charges, net                1,295,000            1.8%             1,851,000            2.8%
                                                          -----------          -----            -----------          -----
      Total non-operating expenses, net                     1,295,000            1.8%             1,851,000            2.8%

Income before income taxes                                  3,853,000            5.3%             1,481,000            2.3%

(Benefit) provision for income taxes                       (6,978,000)          (9.6%)              301,000            0.5%
                                                          -----------          -----            -----------          -----

 Net income                                               $10,831,000           14.9%           $ 1,180,000            1.8%
                                                          ===========          =====            ===========          =====

Income per common share:
   Basic                                                  $      1.17                           $      0.13
                                                          ===========                           ===========
   Diluted                                                $      0.95                           $      0.13
                                                          ===========                           ===========

Weighted average number of common shares outstanding:
   Basic                                                    9,268,000                             8,936,000
                                                          ===========                           ===========
   Diluted                                                 11,402,000                             9,379,000
                                                          ===========                           ===========